FOR IMMEDIATE RELEASE
Contact:
Amy Conti
Vice President, Investor Relations
The BISYS Group, Inc.
(973) 461-5914
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
SEC Concludes Investigation of BISYS® Fund Services
Roseland, NJ (September 26, 2006) — BISYS, a leading provider of outsourcing solutions for the financial services sector, announced today that it has reached an agreement with the Securities and Exchange Commission (SEC) to settle an investigation into past marketing arrangements with mutual fund advisers. The investigation, which began in 2004, examined arrangements between BISYS Fund Services (BFS) and mutual fund advisers in which portions of BFS’ administration fees were used to pay for marketing and distribution of the mutual funds. BISYS was charged with aiding and abetting, and not with commission of a direct fraud. In the settlement, the SEC acknowledges cooperation from BFS, and BFS neither admits nor denies findings of the order.
“We are glad to have reached closure on this issue so that we can move forward to build and strengthen our business,” said Fred Naddaff, president of BISYS Fund Services. “We have implemented industry-leading best practices to ensure compliance with the highest legal and ethical standards.”
Between June 1999 and July 2004, BFS maintained marketing arrangements with 27 mutual fund advisers in which it set aside a portion of its administration fees to use for marketing on behalf of mutual funds. Upon learning of the practices under investigation, BFS’ senior management team and the BISYS
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board initiated the following actions:
•	Employed outside legal counsel to conduct an internal review of all marketing arrangements
•	Terminated all existing marketing arrangements
•	Disciplined and/or terminated employees involved with the arrangements in question
•	Implemented new compliance policies and procedures that represent industry-leading best practices
Since the investigation was initiated in early December 2004, BISYS has cooperated with the SEC, providing information and documents and making employees available for interviews and/or testimony. In accordance with the settlement, BISYS has agreed to take the following actions:
•	Retain and fully cooperate with an independent compliance consultant, who will conduct a comprehensive review of BFS’ policies and procedures and report to the BISYS board and SEC.
•	Retain and fully cooperate with an independent distribution consultant to oversee the distribution of approximately $21.4 million that BISYS will pay for the benefit of affected mutual funds. These amounts have been previously disclosed and reserved for by BISYS.
•	Provide full cooperation with a follow-up review conducted by the independent compliance consultant to ensure implementation of any recommendations contained in the consultant’s report.
“BISYS Fund Services has emerged a stronger organization today than it was two years ago and has continued to attract new business and maintain client loyalty,” said Naddaff. “We’ve developed and implemented a system of associate training to instill a culture of compliance, created new procedures that represent the industry’s leading best practices, and adopted a more rigorous approach to risk management. We believe there is a positive net effect that will serve to benefit our clients and their shareholders.”
About BISYS Fund Services
BISYS Fund Services is an industry-leading provider of outsourcing solutions for mutual funds, separately managed accounts (SMAs), and other investment programs, worldwide. BISYS administers more than $400 billion in assets for approximately 2,000 portfolios. BISYS Fund Services is a division of The BISYS Group, Inc.’s Investment Services group.
About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms and
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insurance companies to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. Additional information is available at www.bisys.com.
Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future events as well as changes in economic, competitive, regulatory and/or technological factors affecting BISYS’ business, including, without limitation, the ongoing government investigations and litigations involving the company. More detailed information about risk factors that could cause actual results to differ materially are noted in BISYS’ periodic filings with the Securities and Exchange Commission. These documents can be accessed on BISYS’ website at www.bisys.com under the “Investor Relations” tab. Forward-looking statements are only predictions, not guarantees of performance, and speak only as of the date they are made. BISYS disclaims any obligation to update or amend these statements in light of new information, future events or otherwise.
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